As filed with the Securities and Exchange Commission on November 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EATON CORPORATION PLC

(Exact name of registrant as specified in its charter)

Ireland	98-1059235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

70 Sir John Rogerson’s Quay

Dublin 2, Ireland

(216) 523-5000

(Address of Principal Executive Offices)

Amended and Restated 2012 Stock Plan

Second Amended and Restated 2009 Stock Plan

Amended and Restated 2008 Stock Plan

Amended and Restated 2004 Stock Plan

Amended and Restated 2002 Stock Plan

Amended and Restated 1998 Stock Plan

Amended and Restated 1995 Stock Plan

Eaton Incentive Compensation Deferral Plan II

Eaton Corporation Deferred Incentive Compensation Plan II

2005 Non-Employee Director Fee Deferral Plan

Eaton Savings Plan

Eaton Personal Investment Plan

Eaton Puerto Rico Retirement Savings Plan

Cooper Retirement Savings and Stock Ownership Plan

(Full title of the plans)

Thomas E. Moran, Senior Vice President and Secretary, Eaton Center, Cleveland, Ohio 44114

(Name and address of agent for service) (Zip Code)

(216) 523-4103

(Telephone number, including area code of, agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(5)
Ordinary Shares, par value $0.01 per share	Amended and Restated 2012 Stock Plan	21,000,000	$51.87	$1,089,270,000.00	$148,576.43
Ordinary Shares, par value $0.01 per share	Second Amended and Restated 2009 Stock Plan	4,426,432	$51.67(4)	$228,713,741.44(4)	$31,196.55
Ordinary Shares, par value $0.01 per share	Amended and Restated 2008 Stock Plan	413,782	$32.03(4)	$13,253,437.46(4)	$1,807.77
Ordinary Shares, par value $0.01 per share	Amended and Restated 2004 Stock Plan	7,421,181	$39.04(4)	$289,722,906.24(4)	$39,518.20

Ordinary Shares, par value $0.01 per share	Amended and Restated 2002 Stock Plan	2,380,800	$31.93(4)	$76,018,944.00(4)	$10,368.98
Ordinary Shares, par value $0.01 per share	Amended and Restated 1998 Stock Plan	129,236	$27.69(4)	$3,578,544.84(4)	$488.11
Ordinary Shares, par value $0.01 per share	Amended and Restated 1995 Stock Plan	407,860	$28.28(4)	$11,534,280.80(4)	$1,573.28
Ordinary Shares, par value $0.01 per share	Eaton Incentive Compensation Deferral Plan II	323,705	$51.87	$16,790,578.35	$2,290.23
Ordinary Shares, par value $0.01 per share	Eaton Corporation Deferred Incentive Compensation Plan II	445,474	51.87	$23,106,736.38	$3,151.76
Ordinary Shares, par value $0.01 per share	2005 Non-Employee Director Fee Deferral Plan	72,583	51.87	$3,764,880.21	$513.53
Ordinary Shares, par value $0.01 per share	Eaton Savings Plan	30,250,000	51.87	$1,569,067,500.00	$214,020.81
Ordinary Shares, par value $0.01 per share	Eaton Personal Investment Plan	675,000	51.87	$35,012,250.00	$4,775.67
Ordinary Shares, par value $0.01 per share	Eaton Puerto Rico Retirement Savings Plan	675,000	51.87	$35,012,250.00	$4,775.67
Ordinary Shares, par value $0.01 per share	Cooper Retirement Savings and Stock Ownership Plan	7,750,000	51.87	$401,992,500.00	$54,831.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value $0.01 per share (“Ordinary Shares”) of Eaton Corporation plc (the “Company” or the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Eaton Savings Plan, the Eaton Personal Investment Plan, the Eaton Puerto Rico Retirement Savings Plan and the Cooper Retirement Savings and Stock Ownership Plan.

(3)	Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of Eaton Corporation’s (the predecessor to the Company) common shares as reported on the New York Stock Exchange on November 26, 2012. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

(4)	Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the weighted average per share exercise price of the 4,426,432 outstanding but unexercised options previously granted under the Second Amended and Restated 2009 Stock Plan, the 413,782 outstanding but unexercised options previously granted under the Amended and Restated 2008 Stock Plan, the 7,421,181 outstanding but unexercised options previously granted under the Amended and Restated 2004 Stock Plan, the 2,380,800 outstanding but unexercised options previously granted the Amended and Restated 2002 Stock Plan, the 129,236 outstanding but unexercised options previously granted under the Amended and Restated 1998 Stock Plan and the 407,860 outstanding but unexercised options previously granted under the Amended and Restated 1992 Stock Plan. No new awards will be made under these plans.

(5)	Pursuant to Rule 457(p) of the Securities Act, the currently due registration fee for this Registration Statement is being offset by $94,435.26 in previously paid filing fees under Registration Statement on Form S-8 (File No. 333-182286) filed by the Company’s wholly owned subsidiary, Eaton Corporation, on June 22, 2012 and deregistered pursuant to a post-effective amendment filed on November 30, 2012 as to the shares that remained unsold under such registration statement.

EXPLANATORY NOTE

Pursuant to the Transaction Agreement, dated May 21, 2012, as amended by Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, and Amendment No. 2 to the Transaction Agreement, dated October 19, 2012 (as amended, the “Transaction Agreement”), among Eaton Corporation (“Eaton”), Cooper Industries plc (“Cooper”), Eaton Corporation plc (formerly known as Eaton Corporation Limited and, prior to that, known as Abeiron Limited) (the “Company”), Abeiron II Limited (formerly known as Comdell Limited), Turlock B.V. (“Turlock”), Eaton Inc. and Turlock Corporation, (a) the Company acquired Cooper pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Turlock merged with and into Eaton, with Eaton as the surviving corporation in the merger (collectively, the “Transactions”). As a result of the Transactions, both Eaton and Cooper became wholly owned subsidiaries of the Company.

This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of Ordinary Shares, par value $0.01 per share, of the Company to be offered and sold under (A) the Company’s Amended and Restated 2012 Stock Plan, Second Amended and Restated 2009 Stock Plan, Amended and Restated 2008 Stock Plan, Amended and Restated 2004 Stock Plan, Amended and Restated 2002 Stock Plan, Amended and Restated 1998 Stock Plan and Amended and Restated 1995 Stock Plan; (B) Eaton’s Incentive Compensation Deferral Plan II, Deferred Incentive Compensation Plan II, 2005 Non-Employee Director Fee Deferral Plan, Savings Plan, Personal Investment Plan and Puerto Rico Retirement Savings Plan; and (C) Cooper’s Retirement Savings and Stock Ownership Plan and an indeterminate number of plan interests to be offered or sold pursuant to the Eaton Savings Plan, the Eaton Personal Investment Plan, the Eaton Puerto Rico Retirement Savings Plan and the Cooper Retirement Savings and Stock Ownership Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)	The Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 14, 2012 (File No. 333-182303);

(2)	The Company’s 10-Q for the Quarterly Period ended September 30, 2012;

(3)	The Company’s Current Reports on Form 8-K filed on November 16, 2012 and November 26, 2012;

(4)	Eaton’s 10-Q for the Quarterly Period ended September 30, 2012 (File No. 001-01396);

(5)	Eaton’s Current Report on Form 8-K filed on October 26, 2012 (File No. 001-01396);

(6)	Cooper’s 10-Q for the Quarterly Period ended September 30, 2012 (File No. 001-31330);

(7)	Cooper’s Current Report on Form 8-K filed on October 26, 2012 (File No. 001-31330);

(8)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2011 with respect to the Eaton Savings Plan (File No. 001-01396);

(9)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2011 with respect to the Eaton Personal Investment Plan (File No. 001-01396);

(10)	The Annual Report on Form 11-K for the fiscal year ended December 31, 2011 with respect to the Eaton Puerto Rico Retirement Savings Plan (File No. 001-01396); and

(11)	The description of the Company’s Ordinary Shares, contained in the Company’s Registration Statement on Form S-4, as amended (File No. 333-182303), under the heading “Description of New Eaton Ordinary Shares,” which updates the description of Eaton Corporation’s common shares contained in Eaton Corporation’s Registration Statement on Form 8-A, and including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company, the Eaton Savings Plan, the Eaton Personal Investment Plan, the Eaton Puerto Rico Retirement Savings Plan or the Cooper Retirement Savings and Stock Ownership Plan files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s articles of association confer an indemnity on its directors and Secretary subject to the limitations prescribed by the Irish Companies Acts 1963 (as amended) (the “Irish Companies Acts”). Broadly, the relevant provisions in the Company’s articles of association provide for an indemnity for certain persons, including directors, the Secretary, committee members, persons holding executive or official positions with the Company and employees, agents and persons acting in certain other capacities at the request of the Company (“Indemnified Persons”) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such Indemnified Person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is also excluded in circumstances where an Indemnified Person is adjudged liable for willful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification is subject to board, shareholder or independent legal counsel approval in any given case and may include expense advancement in certain circumstances.

The Irish Companies Acts prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Acts will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Acts, of the Company.

Each of the Company’s current directors, officers and the Secretary are party to individual indemnification agreements that provide for the indemnification of any claims relating to their services to the Company or any of its subsidiaries to the fullest extent permitted by applicable law.

The Company also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of November 2012.

EATON CORPORATION PLC

By:	/s/ Mark M. McGuire
	Name:	Mark M. McGuire

	Title:	Executive Vice President and General Counsel and Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
* Alexander M. Cutler	Chairman and Chief Executive Officer; President; Director (Principal Executive Officer)	November 30, 2012

* Richard H. Fearon	Vice Chairman and Chief Financial and Planning Officer (Principal Financial Officer)	November 30, 2012

* Billie K. Rawot	Senior Vice President and Controller (Principal Accounting Officer)	November 30, 2012

* George S. Barrett	Director	November 30, 2012

* Todd M. Bluedorn	Director	November 30, 2012

* Christopher M. Connor	Director	November 30, 2012

* Michael J. Critelli	Director	November 30, 2012

* Charles E. Golden	Director	November 30, 2012

* Arthur E. Johnson	Director	November 30, 2012

* Ned C. Lautenbach	Director	November 30, 2012

* Deborah L. McCoy	Director	November 30, 2012

* Gregory R. Page	Director	November 30, 2012

*By	/s/ Lizbeth L. Wright
Lizbeth L. Wright, Attorney-in-Fact for the Officers and Directors signing in the capacities indicated

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Eaton Savings Plan have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of November 2012.

EATON SAVINGS PLAN

By:	/s/ Gordon B. Harman
	Name:	Gordon B. Harman
	Title:	Authorized Representative of the Eaton Corporation plc Pension Administration Committee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Eaton Personal Investment Plan have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of November 2012.

EATON PERSONAL INVESTMENT PLAN

By:	/s/ Gordon B. Harman
	Name:	Gordon B. Harman
	Title:	Authorized Representative of the Eaton Corporation plc Pension Administration Committee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Eaton Puerto Rico Retirement Savings Plan have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of November 2012.

EATON PUERTO RICO RETIREMENT SAVINGS PLAN

By:	/s/ Gordon B. Harman
	Name:	Gordon B. Harman
	Title:	Authorized Representative of the Eaton Corporation plc Pension Administration Committee

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Cooper Retirement Savings and Stock Ownership Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of November 2012.

COOPER RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

By:	/s/ Gordon B. Harman
	Name:	Gordon B. Harman
	Title:	Authorized Representative of the Eaton Corporation plc Pension Administration Committee

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1*	Certificate of Incorporation of Eaton Corporation plc

4.2*	Amended and Restated Memorandum and Articles of Association of Eaton Corporation plc

4.3*	Specimen Share Certificate of Eaton Corporation

4.4*	Amended and Restated 2012 Stock Plan

4.5*	Second Amended and Restated 2009 Stock Plan

4.6*	Amended and Restated 2008 Stock Plan

4.7*	Amended and Restated 2004 Stock Plan

4.8*	Amended and Restated 2002 Stock Plan

4.9*	Amended and Restated 1998 Stock Plan

4.10*	Amended and Restated 1995 Stock Plan

4.11*	Eaton Incentive Compensation Deferral Plan II

4.12*	Eaton Corporation Deferred Incentive Compensation Plan II

4.13*	2005 Non-Employee Director Fee Deferral Plan

4.14*	Eaton Savings Plan

4.15*	Eaton Personal Investment Plan

4.16*	Eaton Puerto Rico Retirement Savings Plan

4.17*	Cooper Retirement Savings and Stock Ownership Plan

5.1*	Opinion of A&L Goodbody

5.2*	Opinion of Simpson Thacher & Bartlett LLP

5.3

The Company’s Ordinary Shares offered and sold pursuant to the Eaton Savings Plan, the Eaton Personal Investment Plan and the Eaton Puerto Rico Retirement Savings Plan (collectively, the “Eaton Savings Plans”) are purchased by the respective administrators of the Eaton Savings Plans in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Eaton Savings Plans, no opinion of counsel regarding the legality of the securities registered hereunder for those plans is required.

Other than the Ordinary Shares the Company has agreed to issue to the Cooper Retirement Savings and Stock Ownership Plan (the “Cooper Savings Plan” and, together with the Eaton Savings Plans, the “Savings Plans”), in an amount not to exceed 4,000,000 shares (the “Subscribed Shares”), the Company’s Ordinary Shares offered and sold pursuant to the Cooper Savings Plan are purchased by the Cooper’s Savings Plan’s administrator in open market transactions. Because no original issuance securities will be offered or sold pursuant to the Cooper Savings Plans other than the Subscribed Shares, the opinion of counsel regarding the legality of the securities being registered hereunder for such plan only covers such newly issued Ordinary Shares.

Pursuant to Item 8(b) of Form S-8, in lieu of an opinion of counsel or determination letter contemplated by 601(b)(5) of Regulation S-K, the Company hereby undertakes that it has submitted or will submit the Savings Plans to the Internal Revenue Service (“IRS”) in a timely manner for a determination letter that the Savings Plans are qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and will make all changes required by the IRS in order to so qualify the Savings Plans.

23.1*	Consent of A&L Goodbody (included as part of Exhibit 5.1)

23.2*	Consent of Simpson Thacher & Bartlett (included as part of Exhibit 5.2)

23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm for Eaton Corporation plc

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm for Eaton Corporation

23.5*	Consent of Ernst & Young LLP, independent registered public accounting firm for Cooper Industries plc

23.6*	Consent of Meaden & Moore, Ltd., independent registered public accounting firm

24*	Powers of Attorney

*	Filed herewith